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                                                                  Exhibit (a)(5)

Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies
                              and Other Nominees.













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                          OFFER TO PURCHASE FOR CASH

                            ALL OUTSTANDING SHARES

                                      OF

                                 COMMON STOCK

                                      OF

                       INTENSIVA HEALTHCARE CORPORATION

                                      AT

                         $9.625 NET PER SHARE IN CASH

                                      BY

                     SELECT MEDICAL OF MECHANICSBURG, INC.

                         A WHOLLY OWNED SUBSIDIARY OF

                          SELECT MEDICAL CORPORATION


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.

                                                              November 17, 1998

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase dated November 17, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Select Medical of Mechanicsburg, Inc., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of Select Medical Corporation, a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Intensiva HealthCare Corporation, a Delaware corporation (the "Company"), at $9.625 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal enclosed herewith. WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

    1. The offer price is $9.625 per Share, net to you in cash without interest.

    2. The Offer is being made for all outstanding Shares.

    3. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (each as defined in the Offer to Purchase), and has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.
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    4. The Offer and withdrawal rights expire at 12:00 Midnight, New York
  City time, on Tuesday, December 15, 1998, unless the Offer is extended.

    5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares beneficially owned by Parent (if any), represents at least ninety percent (90%) of the Shares outstanding on a fully diluted basis and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Section 15 of the Offer to Purchase.

    6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Except as disclosed in the Offer to Purchase, Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF INTENSIVA HEALTHCARE CORPORATION.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 17, 1998 and the related Letter of Transmittal in connection with the Offer by Select Medical of Mechanicsburg, Inc., a Delaware corporation and a wholly owned subsidiary of Select Medical Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Intensiva HealthCare Corporation, a Delaware corporation.

  This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


 Number of Shares Tendered:* _______________________________________________

 Certificate Nos. (if available): __________________________________________

 Check box if Shares will be tendered by book-entry transfer: [_]

 Account No: _______________________________________________________________

 Dated: ____________________________________________________________________

                                   SIGN HERE

 Signature(s): _____________________________________________________________

 Please type or print address(es): _________________________________________

 Area Code and Telephone Number(s): ________________________________________

 Taxpayer Identification or Social Security Number(s): _____________________

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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